September 12, 2002


Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

RE:  Music Etc., Inc.

We have read the statements that we understand Music Etc., Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

                              Yours truly,

                              /s/ Kurt D. Saliger
                              Kurt D. Saliger, C.P.A.
                              Certified Public Accountant